Exhibit 19.1

ATLANTICUS HOLDINGS CORPORATION

POLICY STATEMENT

Regarding Securities Trading

Atlanticus Holdings Corporation (“Atlanticus”) has designated its Corporate Secretary (the “Compliance Officer”) as its compliance officer to be responsible for monitoring and coordinating this Policy Statement Regarding Securities Trading (this “Policy Statement”). Any questions you have with respect to this Policy Statement should be referred to the Compliance Officer.

Atlanticus is a public company. Its stock is registered with the Securities and Exchange Commission (“SEC”) and trades in the public market. The conduct of Atlanticus, and of those who trade in its securities, is subject to the federal securities laws. The following Policy Statement provides an overview of the legal prohibitions against the use of confidential information for profit and sets forth Atlanticus’ policies and practices with respect to insider trading and confidentiality issues.

Overview of the Legal Prohibitions Against the Use of Confidential Information

Insider Trading Liability

Generally, it is unlawful for a person possessing material nonpublic information concerning an issuer of securities (an “Insider”) to purchase or sell the securities of the issuer until the information is publicly available. Violators may be subject to the following consequences:

●         a civil penalty of up to three times the profit gained or loss avoided;

●         a criminal fine (no matter how small the profit) of up to $1 million; and/or

●         a jail term of up to ten years.

Even if an Insider is not buying or selling securities on the basis of material inside information, he or she might be liable if he or she gives the information or even a tip to another person who then buys or sells such securities on the basis of the information. In a tipping situation, both the Insider and the tippee may be subject to the above consequences. Liability may be imposed upon Atlanticus and its subsidiaries’ directors, officers, employees and other insiders, as well as outsiders (advisors, consultants, etc.), who are the source of leaks of material information not yet disclosed to the public. This includes leaking information to relatives, friends, investment analysts, brokers, etc.

Insider Trading Policy Statement

Material Nonpublic Information

Information is material if a reasonable investor would consider it important in deciding whether to buy, sell or hold Atlanticus’ securities. Material information also has been described as information which, if known to the public, could be expected to affect the market price of the securities. Examples of such information might be:

•         any financial results of Atlanticus;

•         significant changes in earnings or earnings projections;

•         purchases or sales of assets, including credit card portfolios;

•         negotiations and agreements regarding a business combination, acquisition or divestiture or any business deal or partnering agreement;

•         significant changes in management;

•         significant new products or services;

•         dividend increases or decreases;

•         significant actions by regulatory bodies;

•         major litigation; or

•         impending bankruptcy or financial liquidity problems.

Information should be considered material unless it is trivial or of no interest to the public. It is not possible to identify every type of information that could be material, or every context in which otherwise ordinary information might become material. For that reason, if you have any concern that information within your possession might be material, you should discuss such information with the Compliance Officer before you buy or sell Atlanticus’ securities or discuss such information with anyone outside of Atlanticus. Please note that Atlanticus’ existing Confidentiality Policy restricts sharing any information with outsiders.

It is important to recognize that material nonpublic information need not relate only to Atlanticus and that Atlanticus may receive material nonpublic information from a number of sources. Such information usually falls into one of the following categories: (i) it relates to one of Atlanticus’ subsidiaries; (ii) it relates to a former, current or prospective customer of, or supplier or consultant to Atlanticus; or (iii) it relates to a company, or the market for the stock or other securities of a company, with which Atlanticus is in discussions related to a merger, acquisition or divestiture.

Atlanticus keeps the public informed by filing periodic reports with the SEC, as well as through the distribution of prospectuses, proxy statements and annual reports to shareholders. In addition, Atlanticus from time to time makes announcements to the public, at appropriate times, regarding material developments concerning its operations. Typically, such announcements are made by press release, in order to ensure the availability of such information to all members of the investing community on an equal basis. Information should be considered nonpublic until it has been distributed to the general public as described above and a reasonable time has passed. As a general rule, information may be treated as public 48 hours after it has been broadly distributed to the general public.

Insider Trading Prohibition

As a general matter, the safest time to trade Atlanticus securities is during the five-day period beginning 48 hours after the public announcement of Atlanticus’ annual and quarterly results of operations. In order to ensure the continued confidence of investors and others, and to avoid any appearance of impropriety, Atlanticus has adopted the following trading requirements and restrictions:

(1)         Any employee, advisor or consultant of Atlanticus or its subsidiaries who is in possession of material nonpublic information about Atlanticus or the market for its securities is prohibited, while such information is nonpublic, from directly or indirectly purchasing, selling, or pledging the securities of Atlanticus, including any securities underlying awards issued under Atlanticus’ equity incentive plans, or any right, warrant or option to purchase or sell securities of Atlanticus.

(2)         Any employee, advisor or consultant of Atlanticus or its subsidiaries who is in possession of material nonpublic information obtained in the course of his or her duties for Atlanticus or its subsidiaries about any other company is prohibited, while such information is nonpublic, from directly or indirectly, purchasing, selling, or pledging the stock or other securities of that company. This rule applies without regard for whether such other company is associated with Atlanticus.

(3)         The trading restrictions described above do not prohibit the exercise of certain rights to purchase securities, or purchases or sales of securities through discretionary brokerage accounts or trusts or pursuant to an Approved 10b5-1 Plan (as defined below) where the purchase or sale of securities is made automatically without advance notice to or instruction from the employee, consultant or advisor.

Atlanticus Holdings Corporation
March 14, 2023

Insider Trading Policy Statement

Additional Trading Restrictions for Covered Persons

Covered Persons

Covered Persons include the following individuals (collectively, “Covered Persons”):

●	Current directors of Atlanticus;

●

“Executive officers” of Atlanticus, as described in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all individuals designated as “officers” of Atlanticus for purposes of Section 16 under the Exchange Act (“Section 16 Officers”);

●	All employees and independent contractors in the accounting, finance, investor relations and legal departments of Atlanticus or any entity controlled by Atlanticus;

●	Any other employee or independent contractor that has been notified by the Compliance Officer that he or she has been added as a “Covered Person” on a permanent or temporary basis; and

●	Spouses, minor children and other persons living in the household of each of the foregoing groups.

Scope

Because Covered Persons are privy to a wider range of material nonpublic information (e.g., information regarding quarterly results, strategic transactions or the like), this Policy Statement includes additional restrictions on transactions by such persons.

Trading Restrictions

(1)         Quarterly Blackout Period. All Covered Persons are prohibited from trading in Atlanticus’ securities during the period beginning two weeks prior to the end of each fiscal quarter and ending 48 hours after the public announcement of Atlanticus’ annual or quarterly results of operations (“Quarterly Blackout Period”), unless such transaction is approved in advance by the Compliance Officer.

(2)         Possession of Material Nonpublic Information during an Open Window. A Covered Person possessing material nonpublic information may not trade in Atlanticus securities even during an open trading window whether or not Atlanticus has recommended a suspension of trading. In this event, such a person may trade during a trading window only after the earlier of (x) the close of trading on the second full trading day following Atlanticus’ widespread public release of such information and (y) a reasonable determination that such information no longer constitutes material nonpublic information.

(3)         Additional Blackout Periods. From time to time, other types of material nonpublic information regarding Atlanticus (such as negotiation of mergers, acquisitions or dispositions or other material events) may exist. While such material nonpublic information is pending, Atlanticus may impose an additional blackout period (an “Additional Blackout Period”) during which Covered Persons are prohibited from trading in Atlanticus’ securities. Any Additional Blackout Period shall be communicated to Covered Persons by the Compliance Officer.

Atlanticus Holdings Corporation
March 14, 2023

Insider Trading Policy Statement

(4)         Exception for Approved Rule 10b5-1 Plans. These trading restrictions do not apply to transactions by Covered Persons under a pre-existing written plan, contract, instruction or arrangement under Exchange Act Rule 10b5-1 (“Approved 10b5-1 Plan”) that:

(a)

has been reviewed and approved in advance of its adoption by the Compliance Officer (or, if an Approved 10b5-1 Plan is to be revised or amended, such revision or amendment has been reviewed and approved in advance by the Compliance Officer);

(b)

was entered into in good faith by the Covered Person outside a Quarterly Blackout Period and an Additional Blackout Period and at a time when he or she was not in possession of material nonpublic information about Atlanticus; and

(c)

gives a third party the authority to execute such purchases and sales, outside the control of the applicable Covered Person, provided such third party does not possess any material nonpublic information about Atlanticus, or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Pre-clearance of Securities Transactions

(1)    Because Covered Persons are likely to obtain material nonpublic information on a regular basis, Atlanticus requires all Covered Persons to obtain a pre-clearance, even outside a Quarterly Blackout Period and an Additional Blackout Period, from the Compliance Officer for all transactions in Atlanticus’ securities. Transactions by the Compliance Officer must be pre-cleared by Atlanticus’ Chief Executive Officer. The Compliance Officer must be notified (either verbally or in writing) of any proposed transaction at least two business days before the transaction is expected to occur.

(2)    These procedures also apply to transactions by such person’s spouse, minor children and other persons living in such person’s household and to transactions by entities over which such person exercises control.

(3)    Unless revoked, a pre-clearance will normally remain valid until the close of trading two days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(4)    If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

(5)    Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the applicable Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Compliance Efforts and Sanctions for Noncompliance

(1)         Responsibility for Compliance. You are personally responsible for ensuring that you have complied with the provisions and intent of this Policy Statement.

(2)         Company Sanctions. The failure to comply with this Policy Statement may result in sanctions being imposed by Atlanticus (up to and including dismissal).

(3)         Legal Consequences. This Policy Statement is not intended to result in the imposition of, or create, civil or criminal liability that would not exist if Atlanticus had not adopted this Policy Statement. However, as noted above, some of the conduct governed by this Policy Statement is also subject to federal law, and may be subject to other laws. If you have any concerns regarding compliance with such laws, you should contact the Compliance Officer for assistance.

Certification

I have read and understand the purposes and provisions of this Policy Statement regarding corporate communications and securities trading. I agree not to violate the provisions of this Policy Statement.

Date:                   Signature:

Print Name:

Atlanticus Holdings Corporation
March 14, 2023

Insider Trading Policy Statement

Atlanticus Holdings Corporation
March 14, 2023